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                                                                     EXHIBIT 1.1


                               RESTATED BY-LAWS/1/
                                       OF
                              NORTEL INVERSORA S.A.

     ARTICLE 1: A corporation is organized to operate under the name of NORTEL INVERSORA S.A., with legal domicile in the jurisdiction of the City of Buenos Aires. This is a "Corporation Not Adhered to the Optional Statutory Regime of Compulsory Purchase Public Offer"./2/

     ARTICLE 2: The duration of the corporation is of ninety-nine years, starting from the date of its registration with the Public Registry of Commerce.

     ARTICLE 3: The exclusive purpose of the corporation shall be to invest in other companies, except for those activities regulated by the Law of Financial Entities No. 21,526 and, especially, to acquire and maintain a controlling interest in the corporation organized pursuant to Decree 60/90 of the National Executive Branch, currently named Sociedad Licenciataria Norte Sociedad Anonima. For the fulfillment of its corporate purpose, the corporation has full legal capacity to acquire rights, undertake obligations and perform any and all acts which are not prohibited by law or these By-Laws, including to take loans, either publicly or privately, through the issuance of debentures, negotiable instruments and any other instrument.

     ARTICLE 4: The capital of the corporation shall be of $79,094,980, represented by: a) 5,330,400 Class A and B, book-entry, common shares of $10 par value each, with one vote per share; of which 2,665,200 shall be Class A shares and 2,665,200 shall be Class B shares. As from the take-over date set forth in the Tender Documents of the International Public Bid for the Privatization of the Telecommunications Services approved by Decree 62/90 of the National Executive Branch dated January 5, 1990, as

     --------------------------
     /1/ Organized on October 19, 1990 by Public Deed No. 137, Folio 449 of Notarial Registry No. 909, registered with the Office of Corporations - Public Registry of Commerce, on October 31, 1990, under No. 8025, Book 108, Volume A of Corporations. Restated By-Laws approved by the Annual, Special and Class A and B Preferred Shareholders Meeting held on April 30, 2003 registered with the Office of Corporations - Public Registry of Commerce, on June 17, 2003, under No. 8027, Book 22, Volume A of Corporations.
     /2/ Restated By-Laws approved by the Annual, Special and Class A and B Preferred Shareholders Meeting held on April 30, 2003 registered with the Office of Corporations - Public Registry of Commerce, on June 17, 2003, under No. 8027, Book 22, Volume A of Corporations.

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     amended, the holders of common Class A and B shares shall not reduce, jointly, their shareholdings to less than 51% of the voting corporate capital without the previous consent of the Regulatory Authority. According to the Tender Documents mentioned above, Telecom Italia S.p.A. and France Cables et Radio, members of the Core Group, shall not reduce their interest in said Group, without the previous authorization of the Regulatory Authority; and b) 1,108,643 Class A preferred shares and 1,470,455 Class B preferred shares, of $10 par value each, without vote, except for the cases expressly set forth in the terms of issuance./3/

     ARTICLE 5: The shares shall be registered, common or preferred. Their terms shall be determined upon issuance; shares shall be subscribed and paid-in at the time, in the manner and according to the conditions set forth by the shareholders' meeting, except when the shareholders' meeting decides to delegate to the Board of Directors the determination of the time, manner, payment conditions and any other terms related to the issuance which according to the laws in force may be delegated.

     ARTICLE 6: The corporation may issue preferred shares according to the terms and conditions stated by the shareholders' meeting, being those terms and conditions within those admitted by the laws and rules currently in force. Preferred shares may be redeemed at the option of the Corporation, the shareholders or both, only with realized and net profits or with reserve funds which may be available or not redeemable; with fixed dividends or not, which shall be calculated according to the rates and terms stated for each particular case; with right to vote only those matters expressly set forth in the Law of Corporations, or in those cases, manners and conditions stated by the shareholders' meeting upon issuance. This enumeration serves only as an example and does not limit the power of the shareholders' meeting to establish other terms. The shareholders' meeting may establish that upon issuance of preferred shares, said preferred shares shall be entitled to collect their capital preference only if there exist realized and net profits.

     ARTICLE 7: All shares and provisional certificates of shares shall be issued in book-entry form. To such effect, the corporation or the entity expressly appointed by the shareholders' meeting in charge of the registry, shall register said shares and certificates on accounts in the name of their owners in the Registry of Book-Entry Shares. Said registry shall state the provisions of section 213 of the Law of Corporations. The shareholders' capacity is evidenced by the accounts opened in the Registry of Book-Entry Shares. The corporation or entity in charge of the registry shall grant to the shareholders

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     /3/ Amendment subject to registration. (Previous amendment approved by the
     Annual Ordinary and Special Shareholders' Meeting dated December 16, 1999, registered with the Office of Corporations - Public Registry of Commerce-on June 20, 2000, under No. 8625, Book 11 of Corporations)

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     certificates evidencing the opening of their accounts and of any and all movements thereof. Every shareholder shall be entitled to request to the corporation or the entity in charge of the registry, at any time and at its own expense, evidence of its account balance.

     ARTICLE 8: The holders of common shares, either Class A or B, shall have a preferred right of subscription of new shares of their same Class and preemptive rights in proportion to their shareholdings. To this effect, shares of the two classes shall be issued simultaneously, thus maintaining the existing proportion of shares at the time of issuance./4/

     ARTICLE 9: The holders of common shares who have already made use of their preferred right of subscription of new shares of their same class, shall be entitled to preemptive rights over those shares of the same class that were not subscribed by the shareholders of that class, to which effect they shall express their option simultaneously upon subscription. Moreover, the holders of common shares of other classes shall have a preferred right of subscription and preemptive rights over the remainder of those issued common shares of another class, once the holders thereof have made use of their preferred right of subscription and preemptive rights, taking into account the authorizations of the Regulatory Authority set forth in Article 4 hereof.

     ARTICLE 10: Preferred shares shall only be entitled to a preferred right of subscription of new preferred shares of the same class. The shareholders' meeting which resolves the issuance of preferred shares or other securities issued in series by the corporation, may grant a preferred right for their subscription to the holders of common and/or preferred shares.

     ARTICLE 11: The shareholders shall inform the corporation within the legal term and in due form, and in writing when making use of their preferred right of subscription, about their intention to exercise their preemptive rights, indicating the scope of said rights should they intend to subscribe more or less shares than those to which they are entitled according to their respective shareholdings. Should there be several shareholders intending to subscribe more shares, the remainder shall be distributed according to the shares they have subscribed upon exercise of their preferred right of subscription in said issuance.

     ARTICLE 12: Upon expiration of the term to exercise the preferred right of subscription and preemptive rights, the corporation may offer the non-subscribed remainder of shares to any person, either shareholder or not, taking into account, if applicable, the previous authorizations of the Regulatory Authority mentioned in Article 4 hereof.

     ----------------------
     /4/ Amendment approved by the Annual Ordinary and Special Shareholders' Meeting dated December 16, 1999, registered with the Office of Corporations
     - Public Registry of Commerce, on June 20, 2000, under No. 8625, Book 11 of Corporations.

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     ARTICLE 13: The corporation may issue debentures, bonds or negotiable instruments, either in registered or bearer form, in national or foreign currency, with common, floating or special guaranty. The issuance shall be decided in each case by the entity established by law or the rules in force.

     ARTICLE 14: In case of delay in the payment of capital, the Board of Directors shall be entitled to proceed according to the provisions of section 193 of the Law of Corporations.

     ARTICLE 15: The management and administration of the corporation shall be exercised by a Board of Directors composed of the number of members fixed by the shareholders' meeting, which shall be of no less than 4 and of no more than 8 active members and an equal number of alternate members. Active and Alternate Directors shall be appointed by the class shareholders' meeting. The Special Class Shareholders' Meetings may be held jointly or simultaneously. Class A and B shares shall be entitled to appoint an equal number of Active and Alternate Directors for each class. The Alternate Directors shall fill the vacancies of the Active Directors of the class for which they have been appointed as determined by the shareholders' Meeting. If the corporation issues preferred shares with right to vote over corporate matters pursuant to their terms of issuance or to the applicable law, said preferred shares shall be jointly considered as another class for the election of the Board of Directors, being therefore entitled to appoint one Active and one Alternate Director, thus increasing in one member the number of active and alternate directors. If no shareholder of one class attends a shareholders' meeting for the election of directors, the directors previously appointed for said class shall continue in office until the shareholders of said class appoint their alternates in a special shareholders' meeting to be held for such purpose. If one class of shares is held by more than one shareholder, the election of the directors of said class shall be held in a special shareholders' meeting in which all the shareholders present of said group with right to vote shall be entitled to attend and vote. In case of a tie, a new vote shall be made until one candidate obtains absolute majority; otherwise, those directors whose terms have already expired shall continue in office until a new appointment of directors. Said special meeting shall be governed by section 250 of Law No. 19,550 in relation to quorum. Directors shall hold office for one fiscal year and may be reelected. The directors at their first meeting shall appoint a Chairman and a Vice-Chairman from among the members appointed for Classes A and B, in turns, for each fiscal year, so that when the Chairman is a member appointed for Class A, the Vice-Chairman shall be a member appointed for Class B, and vice versa during the following fiscal year. The Board of Directors shall meet every three months, and at any time the corporate business so requires. Notice of every Board meeting shall be given not less than 20 running days before the meeting for the consideration of ordinary issues and not less than 5 running days before the meeting for urgent matters. To such effect, the Chairman or Vice-Chairman, as the case may be, shall notify the members of the Board of Directors at their special domicile by registered letter

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     or any other conclusive means, including by telex or fax. Said notice shall state the date, time and place of the meeting and the agenda to be considered. Board of Directors' meetings shall be held within the jurisdiction of the legal domicile or even abroad. The absolute majority of the members of the Board of Directors shall constitute a quorum and resolutions shall be taken by majority of votes present. At a meeting of the board, members may be communicated through videoteleconference, computing for quorum purposes those members present and those taking part at a distance. The minutes of these meetings shall be prepared and signed by the present directors and syndics within the five (5) days following the meeting. The members of the Statutory Audit Committee shall expressly record in the minutes the names of the directors who have taken part at a distance and the appropriateness of the decisions adopted during such meeting. The statements of and the votes cast in each resolution adopted by those directors present as well as those taking part at a distance shall be recorded in the minutes. In the case of an even number of directors and in case of tie, the Chairman shall have a casting vote. The compensation of the Board of Directors shall be determined by the shareholders' meeting./5/6/

     ARTICLE 16: The directors shall deposit, as guarantee for the proper fulfillment of their duties, the amount of A 100,000 in cash or its equivalent in government bonds. This deposit shall be paid by the directors at such time as they take charge of their office, and shall be paid back upon completion and approval of their performance.

     ARTICLE 17: The Board of Directors shall have full powers of management and administration of the assets including the special powers set forth under
     Article 1881 of the Civil Code and Article 9 of Decree-Law 5965/63. Therefore, the Board of Directors is entitled to perform on behalf of the corporation any kind of legal act in order to comply with the corporate purpose; including, to operate with Banco de la Nacion Argentina, Nacional de Desarrollo, de la Provincia de Buenos Aires, Hipotecario Nacional and other credit institutions, either official or private; to establish agencies, branches or any other kind of representation, within the country or abroad; to grant to one or more persons special and general powers of attorney for judicial matters - including for criminal actions - for the purpose and to the extent it may deem convenient. The legal representation of the corporation in legal actions and before third parties shall be exercised by the Chairman of the Board of Directors or by the Vice-Chairman in case of

     ---------------------------
     /5/ Amendment approved by the Annual Ordinary and Special Shareholders' Meeting dated December 16, 1999, registered with the Office of Corporations
     - Public Registry of Commerce, on June 20, 2000, under No. 8625, Book 11 of Corporations.
     /6/ Amendment approved by the Annual, Special and Class A and B Preferred Shareholders meeting held on April 30, 2003 registered with the Office of Corporations - Public Registry of Commerce, on June 17, 2003, under No. 8027, Book 22, Volume A of Corporations.

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     absence, incapacity or disability of the Chairman, except in relation to the casting vote set forth in article 15.

     ARTICLE 18: The supervision of the corporation shall be exercised by a Supervisory Committee, composed of three active and three alternate syndics, who shall hold office for one fiscal year and shall be reelected. In case of absence, illness, disability, resignation or death of an active syndic, said syndic shall be replaced by its alternate syndic. The Supervisory Committee shall have the powers and duties stated in section 294 of the Law of Corporations and shall receive the compensation determined by the Shareholders' Meeting. The Supervisory Committee shall meet when one of its members so requests and at least once every three months. It shall hold valid meetings with the attendance of the absolute majority of its members and shall pass decisions by a majority of votes present. It shall have a book of minutes where record of its meetings shall be kept. The Supervisory Committee may be represented by one of its members in Board of Directors' or Shareholders' Meetings.

     ARTICLE 19: The Shareholders' Meetings, either regular or special, shall be called in the cases set forth in section 236 of the Law of Corporations. Notwithstanding the last paragraph of section 237 of the Law of Corporations, meetings on first call shall be called by publishing notices during five days, at least ten days and not more than thirty days in advance, in the Official Gazette of the Argentine Republic and in one of the newspapers of widest general circulation in Argentina, taking into account the requirements set forth in section 237 of the Law of Corporations. On second call, shareholders' meetings shall be convened within thirty days following failure of the first one, as may be decided at the time of making the calls. In this last case, publications shall be made for three days, at least eight days in advance.

     ARTICLE 20: The quorum at regular shareholders' meetings on first call shall be represented by the majority of voting shares, and shareholders' meetings on second call shall be validly held whatever the number of shareholders present may be. The quorum at special shareholders' meetings on first call shall be of 60% of voting shares and on second call shall be of 30% of voting shares. Decisions shall be taken by absolute majority of votes present in all cases.

     ARTICLE 21: The fiscal year of the corporation shall end on December 31 of each year. As of that date, the corporate balance sheet shall be prepared in accordance with regulations and technical provisions in force. The Shareholders' Meeting may change the closing date of the fiscal year, filing the pertinent resolution with the Public Registry of Commerce. Net and realized profits shall be applied as follows:

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     a)   Five per cent, to the legal reserve fund until such reserve reaches twenty per cent of the subscribed capital of the corporation;

     b)   To the compensation of the directors and the Supervisory Committee.

     c)   To dividends of preferred shares, if any.

     d)   To dividends of common shares.

     e) The balance shall be allocated in full or in part as the shareholders' meeting may decide.

     Dividends shall be paid in proportion to the respective capital payments within one year following the date of their declaration.

     ARTICLE 22: The liquidation of the corporation shall be carried out by the Board of Directors under the supervision of the Supervisory Committee. After payment of all the debts of the corporation and liquidation expenses, the surplus shall be distributed as follows:

     1. Pending dividends, adjusted according to the respective issuance terms.
     2. Reimbursement of preferred shares, if any, pursuant to issuance terms.
     3. The balance shall be distributed to common shares.

     The fees of the Supervisory Committee shall be fixed by the Shareholders' Meeting upon resolution of liquidation, being the shareholders' meeting entitled to avoid the replacement of the trustees and members of the Supervisory Committee in case of death, resignations or incapacity of any of them.